Exhibit 11.1

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS
OF
ALLOT COMMUNICATIONS LTD.

        In addition to the obligations under the Corporate Code of Conduct applicable to all directors, officers and employees of Allot Communications Ltd. (the “Company”), the Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, the Controller and persons performing similar functions (the “Senior Financial Officers” and together with the Chief Executive Officer, the “Named Officers”) are expected to know and abide by the following rules of ethical conduct (this “Code”).

■	Conflicts of Interest. The Named Officers must conduct the Company’s business with honesty and integrity, including avoiding any actual or apparent conflict of interest with the Company. A “conflict of interest” occurs when an individual’s private interest interferes, or even appears to interfere, in any way with the interests of the Company as a whole. Named Officers should not have any undisclosed, unapproved financial, business or other relationships with suppliers, customers, competitors or the Company that might impair the independence of any judgment they need to make on behalf of the Company. If a Named Officer considers undertaking any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict or disparity of interest between him/her and the Company or in his/her personal or professional relationship, the Named Officer must disclose such activity in advance to the Chief Financial Officer for review (or, in the case of the Chief Financial Officer, to the Chief Executive Officer) who will, if necessary, refer such conflict to the Company’s Audit Committee. The aforesaid shall not derogate from the requirements of the Israeli Companies Law of 1999 pursuant to which approval of the Board, the Company’s audit committee or shareholders is required for certain transactions and actions.

■	Accurate Disclosure. The Named Officers are responsible for full, fair, accurate, timely, and understandable disclosure in the reports and documents filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company. All Named Officers must, and must make reasonable efforts to cause the Company to, comply with the system of disclosure controls and procedures devised, implemented and maintained by the Company to provide reasonable assurances that information required to be disclosed by the Company in the reports and documents that it files or submits to the SEC and in other public communications made by the Company is properly authorized, executed, recorded, processed, summarized and reported.

■	Internal Controls. The Named Officers must promptly report to the Company’s Audit Committee any significant deficiencies or material weaknesses, including corrective actions, in the design or operation of the Company’s internal controls over financial reporting, which could adversely affect the Company’s ability to record, process, summarize and report financial data. Each of the Named Officers must act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts, allowing his or her independent judgment to be subordinated or seeking to fraudulently influence, coerce, manipulate or mislead the Company’s independent accountant in a manner that could result in materially misleading financial statements.

■	Fraud. The Named Officers must promptly report to the Company's Audit Committee any fraud, whether or not material, involving management or other employees of the Company who have a significant role in the Company's disclosures or internal controls over financial reporting.

■	Compliance with Law. The Named Officers must, and must make reasonable efforts to cause the Company to, comply with all governmental laws, rules and regulations applicable to the Company’s business, including taking necessary steps to avoid and, where possible, prevent any material violations of the securities laws.

■	Confidential Information. The Named Officers will take reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers obtained or created in connection with the activities of the Named Officers and to prevent the unauthorized disclosure of such information unless required by applicable law, rule or regulation.

■	Reporting of Violations. The Named Officers shall promptly report information or knowledge of any act in violation of this Code, the Code of Conduct or other laws, rules, regulations, or which he or she believes to be unethical, to the Chief Financial Officer (or, in the case of the Chief Financial Officer, to the Chief Executive Officer). The Named Officers shall submit any concerns or complaints anonymously and/or confidentially regarding accounting, internal accounting controls or auditing matters to the Company’s Audit Committee for review and investigation which will treat such submissions confidentially. If the Named Officers have any questions regarding the best course of action in a particular situation, the Named Officers should promptly contact the Chief Financial Officer.

■	Amendments and Waivers. A waiver of any provision of this Code made to any Named Officer must be granted by the Board of Directors. The Company will disclose any changes to, or waivers of this Code made to a Named Officer, whenever and to the extent required by the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the rules of the Nasdaq Global Market.

■	Enforcement and Accountability. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code or the Code of Ethics and Conduct by the Named Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and the Code of Ethics and Conduct. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was intentional or inadvertent, the extent of the likely damage to the Company and its shareholders resulting from the violation and whether the Named Officer has committed previous violations of this Code, the Code of Ethics and Conduct or other Company policy concerning ethical behavior. The Board of Directors shall provide a written notice to the individual involved in the violation stating that the Board of Directors or such designee has determined that there has been a violation and indicating the action to be taken by the Board of Directors against the individual, which may result in disciplinary action up to and including termination of employment.

Last Amended: October 19, 2006